UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 28, 2008

GLG Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33217	20-5009693

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

399 Park Avenue, 38th Floor New York, New York 10022

(Address of principal executive offices) (Zip code)

(212) 224-7200

(Registrant’s telephone number, including area code)

390 Park Avenue, 20th Floor New York, New York 10022

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (e)   On March 28, 2008, the Compensation Committee of the Board of Directors of GLG Partners, Inc. (the “Company”) established performance goals and made performance compensation awards for 2008 under the Company’s 2007 Long-Term Incentive Plan to the following executive officers: Simon White (Chief Operating Officer), Jeffrey Rojek (Chief Financial Officer) and Alejandro San Miguel (General Counsel and Corporate Secretary). The plan was designed so that the payment of performance compensation awards under the plan would be deductible under Section 162(m) of the Internal Revenue Code. The Company’s Co-Chief Executive Officers, Noam Gottesman and Emmanuel Roman, have not received any performance compensation awards for 2008.

        Under the awards, the Compensation Committee established a notional bonus pool amount of $9.0 million for 2008, which would be available for cash payments to the eligible executive officers if the performance goals were satisfied. The actual bonus pool amount will be equal to the percentage of a target amount of net assets under management (AUM) achieved by the Company as of December 31, 2008, multiplied by the notional bonus pool amount, subject to a maximum bonus pool amount of $9.0 million (which would be achieved at 100% of the target net AUM amount). No bonus pool will be available and no bonus will be paid if net AUM falls below a certain minimum performance target amount. The Company believes that the target net AUM amount for 2008 is set at a level which would be achievable by the Company if it meets its current business plan. Depending on the Company’s 2008 performance, the actual amount available for the bonus pool may be less than or equal to the notional bonus pool amount of $9.0 million.

        Under the awards, the 2008 performance compensation amounts for each individual eligible executive officer will be determined by the Compensation Committee in its sole discretion, subject to the maximum amounts of the actual bonus pool amount allocable to each of Messrs. White, Rojek and San Miguel being one-third of the actual bonus pool amount. The Compensation Committee retains the sole discretion to allocate all, less than all or none of the actual bonus pool amount to the eligible executive officers within such maximums. If the Compensation Committee allocates less than the maximum amount to an eligible executive officer, the unallocated amount will not be available for allocation to any other eligible executive officer. While the specific criteria the Compensation Committee will consider in making its bonus allocation decisions will not be determined until a later date, the Company expects that the Compensation Committee (which is comprised of a majority of independent directors) will consider, among other things, the individual executive officer’s responsibilities, achievements, contributions to the performance of the Company for 2008, its results of operations, earnings per share and adjusted net income per non-GAAP weighted average fully diluted shares for 2008, the performance of its funds and its success in attracting and retaining AUM for 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLG PARTNERS, INC.
By:	/s/ Alejandro San Miguel

	Name: Title:	Alejandro San Miguel General Counsel and Corporate Secretary

Date:  April 3, 2008